Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX PHARMACEUTICALS ANNOUNCES MANAGEMENT CHANGES

MARK VARNEY TO BECOME PRESIDENT AND CHIEF EXECUTIVE

OFFICER IN AUGUST 2008 AND ROGER STOLL TO MOVE TO

EXECUTIVE CHAIRMAN OF THE BOARD

IRVINE, Calif., May 19, 2008 — Cortex Pharmaceuticals, Inc.’s (AMEX: COR) Dr. Roger Stoll, Chairman, President & CEO, announced at the company’s Annual Shareholder Meeting that the Board of Directors had approved the promotion of Mark Varney, Ph.D. to President and Chief Executive Officer effective on August 13, 2008. Also, it was announced that Dr. Stoll will become the company’s Executive Chairman of the Board as of the same date.

Dr. Varney has been Chief Operating Officer and Chief Scientific Officer of Cortex since January 2006 and has served as a director of the company since May 2007. With the assistance of Dr. Varney, Cortex has filed key new patents for the AMPAKINE® drugs it is developing and made substantial gains in developing the AMPAKINE platform of low impact and high impact drug candidates.

“The process of transitioning Dr. Varney to the role of the company’s Chief Executive began when he was hired,” said Dr. Stoll. “During the ensuing time both the employees of Cortex and its Board of Directors have had a chance to see his accomplishments and determine his capability to assume this new position. This appointment is the well deserved result of Mark’s outstanding leadership and contributions to the development of our AMPAKINE platform. Most importantly, Cortex has approached this transition in a very well planned manner, and is avoiding the impact of unexpected management disruptions upon the personnel and research programs that are now showing such promise,” added Dr. Stoll.

Prior to joining Cortex, Dr. Varney held a senior level position at Sepracor, Inc., where he was Vice President and head of Drug Discovery, and at Bionomics, Ltd., where he was Vice President and Head of Discovery. Prior to that, Dr. Varney held positions of increasing responsibilities at SIBIA Neuroscience, Inc., and upon the acquisition of SIBIA by Merck, Inc in 1999, he was appointed a Director of SIBIA’s San Diego facility. Dr. Varney’s career has focused on drug discovery and development programs for treating schizophrenia, depression, cognitive disorders, anxiety, epilepsy and insomnia. He has been successful in developing drug candidates in several of these disease areas.

“I am excited about the opportunity to lead the Cortex team as we focus on developing our growing pipeline of new AMPAKINE compounds. Cortex is in a strong position to translate our recent successes in discovery into meaningful therapies to treat psychiatric and neurological diseases, and to increase shareholder value,” said Dr. Varney. “I am extremely grateful to Roger for his many years of outstanding service to Cortex and for his personal mentorship.”

As Executive Chairman of the Board, Dr Stoll will remain a company employee and continue to develop business, financial and external relationships for Cortex. He will retain his company affiliation for the foreseeable future and work with Dr. Varney to help with his transition to the Chief Executive role.

The announcement was given at the Annual Shareholder Meeting for Cortex on May 14, 2008.

About Cortex Pharmaceuticals, Inc.

Cortex is a neuroscience company located in Irvine, California that focuses on the discovery and clinical development of AMPAKINE® molecules, a platform technology that represents a new approach to treating psychiatric disorders, neurological diseases and brain mediated breathing disorders. The Company has pioneered a novel class of proprietary pharmaceuticals called AMPAKINE compounds that positively modulate the AMPA-type glutamate receptor complex, amplifying the effect of the most prominent brain neurotransmitter, glutamate, at the synapse, leading to excitation of brain circuits that appear to affect memory, cognition and a unique brain stem structure thought to be responsible for inspiratory drive and the maintenance breathing rhythm.

Many neurodegenerative disorders could potentially benefit from enhanced binding of glutamate by AMPAKINE compounds, which has been demonstrated in standard animal models of Alzheimer’s, Huntington’s diseases, Parkinson’s disease and potential uses in many other neurodegenerative diseases. Many psychiatric diseases, including Attention Deficit Hyperactivity Disorders (ADHD), depression, and schizophrenia occur as a result of imbalances in the brain’s neurotransmitter system. Proof of Concept in adult ADHD patients has been demonstrated with CX717. Cortex currently has an alliance with Schering-Plough (formerly Organon) for the treatment of schizophrenia and depression. In 2006 Cortex terminated its research collaboration with Les Laboratoires Servier and in turn worldwide rights to neurodegenerative diseases, sexual dysfunction, and anxiety were returned to Cortex. Servier retained three compounds from the research collaboration and may develop them for neurodegenerative diseases, sexual dysfunction, and anxiety in all markets in the original license. For additional information regarding Cortex, please visit Cortex Pharmaceuticals’ Website at www.cortexpharm.com.

Forward-Looking Statement

Note - This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed compounds may at any time be found to be unsafe or ineffective for the indications under clinical test and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.